Exhibit 99.2

Docusign Envelope ID: 5D4683D0-01 0C-47BF-8345-517FAAE6DE34 IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written. COMPANY: INVESTOR: STAR EQUITY HOLDINGS, INC. By: Name: Richard K. Coleman, Jr. Title: Chief Operating Officer JEFFREY EBERWEIN Purchased Shares: 287,631 Common Stock Share Price: $10.43 Aggregate Common Stock Purchase Price: $2,999,991.33 Consideration Preferred Shares: 320,855 Preferred Stock Share Price: $9.35 Error! Unknown document orooertv name. /s/ Richard K. Coleman, Jr. /s/ Jeffrey Eberwein